EXHIBIT 4.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated May 15, 2007 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 668 (Energy Portfolio, Series 22, Diversified Healthcare Portfolio, Series 39, Financial Institutions Portfolio, Series 34, Cohen & Steers REIT Income Portfolio 2007-2 and Utility Income Portfolio, Series 22) as of May 15, 2007 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
May 15, 2007